As filed with the Securities and Exchange Commission on May 5, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

Under

The Securities Act of 1933

The Colonial BancGroup, Inc.

(Exact name of registrant as specified in its charter)

Delaware	63-0661573
(State of Incorporation)	(I.R.S. Employer Identification No.)

100 Colonial Bank Blvd. Montgomery, Alabama 36117	(334) 676-5000
(Address of principal executive offices)	(Telephone No.)

The Colonial BancGroup

401(k) Plan

(Full title of plan)

Copies to:

David B. Byrne, Jr	Hugh C. Nickson, III
General Counsel	Miller, Hamilton, Snider & Odom, L.L.C.
100 Colonial Bank Blvd.	100 Colonial Bank Blvd., Ste B101
Montgomery, Alabama 36117	Montgomery, Alabama 36117
(Name and address of agent for service)

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Prop. Max. Offering Price Per Unit (1)	Prop. Max. Aggregate Offering Price (1)	Amount of Fee
Common Stock, par value $2.50 per share	10,000,000	$8.36	$83,600,000	$3285.48

(1)	Pursuant to Rule 457 under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based upon the average of the high and low prices of the Common Stock of the registrant on the New York Stock Exchange on May 1, 2008.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

EXPLANATORY NOTE

The Colonial BancGroup, Inc. (“BancGroup”) registered 500,000 shares of its Common Stock on Form S-8, registration no. 33-63347, to register shares that would be issued pursuant to the 401k Plan. Subsequent to the filing of the Registration Statement on Form S-8, BancGroup issued two 2 for 1 stock splits, effected in the form of 100% stock dividends in 1997 and 1998 (the “Stock Splits”). In accordance with SEC Rule 416(b), the registration statement is deemed to cover the additional shares resulting from the Stock Splits. Giving effect to the Stock Splits, a total of 2,000,000 shares were registered for issuance pursuant to the Plan.

This Registration Statement relates to the issuance of an additional 10,000,000 shares under The Colonial BancGroup 401(k) Plan (the “401k Plan”). Except to the extent that they are superseded by information contained herein, or in exhibits hereto, the contents of the Registrant’s Registration Statement on Form S-8, Registration No. 33-63347 filed with the Securities and Exchange Commission on October 11, 1995 (the “Prior Registration Statement”) are hereby incorporated by reference.

PART I

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 401k Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Prospectus incorporates documents by reference, which are not presented herein or delivered herewith. The documents are available upon request from the person specified below.

The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

(1)	BancGroup’s most recent Annual Report on Form 10-K;

(2)	BancGroup’s reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by BancGroup’s most recent annual report on Form 10-K; and

(3)	BancGroup’s Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of BancGroup’s common stock.

All documents subsequently filed by BancGroup since December 31, 2007, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus. BancGroup files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy any document that BancGroup files at the Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. BancGroup’s SEC filings are also available to the public at the Commission’s web site http://www.sec.gov. The address of the Commission’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about BancGroup at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. BancGroup has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities of BancGroup being offered hereby. This Prospectus does not contain certain information contained in the Registration Statement and exhibits thereto.

BancGroup will provide, without charge to each person, including any beneficial owner to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents). Such request, in writing or by telephone, should be directed to the Corporate Secretary, The Colonial BancGroup, Inc., 100 Colonial Bank Blvd., Montgomery, Alabama 36117 (telephone (334) 676-5000).

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal issues respecting the shares of Common Stock of the registrant to be issued are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Post Office Box 46, Mobile, Alabama 36601. John C. H. Miller, Jr., a member of such firm, is a director of the registrant. Mr. Miller’s firm performs legal services for the registrant. Mr. Miller currently has beneficial ownership of 43,242 shares of registrant’s Common Stock. Other attorneys in such firm own shares of BancGroup Common Stock, but such shares are immaterial in amount.

Item 6.	Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law, officers, directors, employees and agents of the registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the registrant, including reimbursement of certain expenses. In addition, the registrant maintains an officer’s and director’s insurance policy and separate indemnification agreements (the “Indemnification Agreements”) pursuant to which officers and directors of the registrant would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses.

The Indemnification Agreements are intended to provide additional indemnification to directors and officers of BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys’ fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys’ fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and (iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met. Expenses (including attorneys’ fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys’ fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification Agreements: (i) BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

The Indemnification Agreements, therefore, cover any and all expenses (including attorneys’ fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of BancGroup or is or was serving at the request of BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys’ fees) incurred in any proceeding seeking to collect from BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, BancGroup’s Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

The Indemnification Agreements impose upon BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if BancGroup pays a director or officer pursuant to an Indemnification Agreement, BancGroup will be subrogated to such director’s or officer’s rights to recover from third parties.

The Indemnification Agreements stipulate that a director’s or officer’s rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors’ and officers’ liability insurance if such insurance can be maintained on terms, including rates, satisfactory to BancGroup.

The benefits of the Indemnification Agreements would not be available if (i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements); (ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or (v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	The Colonial BancGroup 401(k) Plan

4.2	Informational Update to 401(k) Plan

5.1	Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain issues regarding the securities being registered.

5.2	The registrant also undertakes to submit (or has submitted) a request to the Internal Revenue Service (“IRS”) for a determination that the 401k Plan, as amended, is a qualified plan under Section 401 of the Internal Revenue Code. The registrant hereby undertakes that it will make all changes required by the IRS in order to qualify such plan.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Miller, Hamilton, Snider & Odom, L.L.C.

24	Power of Attorney.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs, (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Montgomery, Alabama, on the 2nd day of May, 2008.

THE COLONIAL BANCGROUP, INC.

BY:	/s/ Robert E. Lowder
Its Chairman of the Board of Directors,
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Robert E. Lowder	Chairman of the Board,	**
Robert E. Lowder	Chief Executive Officer and President

/s/ Sarah H. Moore	Chief Financial Officer and	**
Sarah H. Moore	Senior Executive Vice President
(Principal Financial Officer)

/s/ T. Brent Hicks	Chief Accounting Officer and	**
T. Brent Hicks	Senior Vice President
(Principal Accounting Officer)

*	Director	**
Lewis E. Beville

*	Director	**
Augustus K. Clements, III

*	Director	**
Robert S. Craft

*	Director	**
Patrick F. Dye

*	Director	**
Hubert L. Harris, Jr.

*	Director	**
Clinton O. Holdbrooks

*	Director	**
Deborah L. Linden

*	Director	**
John Ed Mathison

Director
Milton E. McGregor

*	Director	**
John C. H. Miller, Jr.

*	Director	**
Joe D. Mussafer

*	Director	**
William E. Powell, III

*	Director	**
James W. Rane

*	Director	**
Simuel Sippial, Jr.

*	Director	**
Edward V. Welch

*	The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-8 for and on behalf of the persons indicated above as such persons true and lawful, attorney-in- fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.

/s/ Sarah H. Moore
Sarah H. Moore
Attorney-in-Fact

**	Date: May 2, 2008.

Pursuant to the requirements of the Securities Act of 1933, the trustee(s) or other(s) who administer(s) the plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Montgomery, Alabama, on the 2nd day of May, 2008.

/s/ Andrew Wilson
Andrew Wilson
Compensation and Benefits Director